Exhibit 99.1

HFF, Inc. reports first quarter 2016 financial and transaction production results

PITTSBURGH, PA – April 28, 2016 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the first quarter of 2016. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

First Quarter 2016 Highlights

•	Revenue grew 24.7% year-over-year to $117.5 million.

•	Net income per diluted share improved 44.0% to $0.36 per diluted share, as compared to $0.25 during the prior year’s first quarter.

•	Adjusted EBITDA increased 38.6% from first quarter of 2015 to $24.7 million.

Mark Gibson, chief executive officer of HFF stated, “We are very pleased with the Company’s strong start to 2016 as evidenced by our significant year-over-year growth in revenue and solid operating performance in the first quarter. The increase in production volumes across our business lines drove revenues and margins higher. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the strategic investments made will continue to enable us to add value and provide best in class services to our clients while positioning the Company for future growth.”

“We would like to thank our clients for their continued confidence in our abilities to create and execute winning strategies for them as evidenced by our first quarter results. The combination of the extraordinarily talented associates which comprise HFF and our collective industry expertise allows HFF to continue to benefit from the meaningful synergies which exist among each of the Company’s business lines,” added Mark Gibson.

HFF reports first quarter 2016 financial results

Results for the First Quarter Ended March 31, 2016

The Company reported revenue of $117.5 million for the first quarter of 2016, which represents an increase of $23.3 million, or 24.7% compared to revenue of $94.3 million for the first quarter of 2015. The Company generated operating income of $16.7 million during the first quarter of 2016, an increase of $5.5 million, or 49.0% when compared to operating income of $11.2 million for the first quarter of 2015. This growth in operating income is primarily due to the 24.7% increase in revenues which was partially offset by (a) increases in the Company’s compensation-related costs and other expenses associated with the net growth in headcount of 102 associates during the last twelve months and (b) increases in other operating expenses.

Interest and other income, net, grew 14.0% to $6.3 million in the first quarter of 2016, compared to $5.5 million in the first quarter of 2015. This increase is primarily a result of higher securitization and other agency-related income.

The Company’s net income for the quarter ended March 31, 2016 was $13.9 million, an increase of approximately $4.5 million, or 47.5%, when compared to net income of $9.4 million for the quarter ended March 31, 2015. For the quarter ended March 31, 2016 net income per diluted share was $0.36 compared to $0.25 for the first quarter of 2015. The increase of $0.11 represents a 44.0% year-over-year improvement.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the first quarter of 2016 was $24.7 million, which represents an increase of $6.9 million, or 38.6%, when compared to $17.8 million in the first quarter of 2015. This increase in Adjusted EBITDA is primarily attributable to the increase in operating income. The Adjusted EBITDA margin for the first quarter of 2016 was 21.0%, a 210 basis point increase compared to the Adjusted EBITDA margin of 18.9% in the first quarter of 2015.

HFF reports first quarter 2016 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended Mar. 31,
	2016	2015

Revenue	$117,530	$94,271

Operating expenses:
Cost of services	68,502	56,379
Operating, administrative and other	29,618	24,537
Depreciation and amortization	2,669	2,119

Total expenses	100,789	83,035

Operating income	16,741	11,236

Interest and other income, net	6,317	5,541
Interest expense	(13)	(11)
(Increase) decrease in payable under the tax receivable agreement	—	1,091

Income before income taxes	23,045	17,857

Income tax expense	9,169	8,448

Net income	$13,876	$9,409

Earnings per share - basic	$0.36	$0.25
Earnings per share - diluted	$0.36	$0.25
Weighted average shares outstanding - basic	38,166,836	37,895,463
Weighted average shares outstanding - diluted	38,373,929	38,167,778

Adjusted EBITDA	$24,716	$17,834

HFF reports first quarter 2016 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

First Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended March 31,
By Platform	2016		2015		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$9,538,520	303	$7,836,727	274	$1,701,793	21.7%	29	10.6%
Investment Sales	8,221,838	175	5,611,968	174	2,609,870	46.5%	1	0.6%
Equity Placement	634,298	35	503,752	23	130,546	25.9%	12	52.2%
Loan Sales	290,447	5	255,571	5	34,876	13.6%	—	0.0%

Total Transaction Volume	$18,685,103	518	$14,208,018	476	$4,477,085	31.5%	42	8.8%

Average Transaction Size	$36,072		$29,849		$6,223	20.8%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$3,369,300		$3,081,300		$288,000	9.3%
Loan Servicing Portfolio Balance	$51,591,289	2,691	$41,376,084	2,519	$10,215,205	24.7%	172	6.8%

Production volumes for the first quarter of 2016 increased 31.5% totaling approximately $18.7 billion on 518 transactions representing an 8.8% increase in the number of transactions when compared to the production volumes of approximately $14.2 billion on 476 transactions for the first quarter of 2015. The average transaction size for the first quarter of 2016 was $36.1 million, which is approximately 20.8% higher than the comparable figure of approximately $29.8 million for the first quarter of 2015.

•	Debt Placement production volume was approximately $9.5 billion in the first quarter of 2016, representing an increase of 21.7% from the first quarter of 2015 volume of approximately $7.8 billion.

•	Investment Sales production volume was approximately $8.2 billion in the first quarter of 2016, an increase of 46.5% over the first quarter of 2015 volume of approximately $5.6 billion.

•	Equity Placement production volume was approximately $634.3 million in the first quarter of 2016, an increase of 25.9% over the first quarter of 2015 volume of approximately $503.8 million.

•	Loan Sales production volume was approximately $290.4 million for the first quarter of 2016, an increase of 13.6% from the $255.6 million of volume in first quarter 2015.

HFF reports first quarter 2016 financial results

•	At the end of the first quarter of 2016, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $3.4 billion compared to approximately $3.1 billion at the end of the first quarter of 2015, representing a 9.3% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $51.6 billion at the end of the first quarter of 2016, representing an increase of approximately $10.2 billion, or 24.7%, from $41.4 billion at the end of the first quarter of 2015.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to the highest levels since the Company went public in January 2007. The Company’s total employment reached 834 associates as of March 31, 2016, which represents a net increase of 102, or 13.9%, over the comparable total of 732 associates as of March 31, 2015. HFF’s total number of transaction professionals was 303 as of March 31, 2016, which represents a net increase of 17, or 5.9% over the comparable total of 286 transaction professionals as of March 31, 2015. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in 10 of the Company’s 22 offices.

Dividends

On January 22, 2016, the Company’s Board of Directors declared a special cash dividend of $1.80 per common share. The dividend was paid on February 19, 2016 to shareholders of record on February 8, 2016. The aggregate dividend payment totaled approximately $68.4 million.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under

HFF reports first quarter 2016 financial results

GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss first quarter 2016 financial results on April 28, 2016 at 6:00 p.m. Eastern Time. To listen, participants should dial 855-307-9216 (U.S. callers) or 330-578-2801 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 89816695. A replay will become available after 9:00 p.m. Eastern Time on April 28, 2016 and will continue through May 5, 2016, by dialing 855-859-2056 (U.S. callers) or 404-537-3406 (international callers) and entering conference ID 89816695.

The live broadcast of the Company’s quarterly conference call will be available online on the HFF website at www.hfflp.com on April 28, 2016 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does

HFF reports first quarter 2016 financial results

update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$143,537	$233,904
Accounts receivable, receivable from affiliate and prepaids	14,396	13,305
Mortgage notes receivable	517,119	318,951
Property, plant and equipment, net	13,144	13,592
Deferred tax asset, net	120,737	129,877
Intangible assets, net	32,474	30,734
Other noncurrent assets	2,227	2,167

Total assets	$843,634	$742,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$515,398	$318,618
Accrued compensation, accounts payable and other current liabilities	32,254	77,376
Long-term debt (includes current portion)	1,042	1,014
Deferred rent credit and other liabilities	10,067	9,827
Payable under the tax receivable agreement	121,191	121,191

Total liabilities	679,952	528,026
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 38,080,547 and 37,854,312 shares outstanding, respectively	384	383
Additional paid in capital	123,202	117,216
Treasury stock	(11,706)	(11,378)
Retained earnings	51,802	108,283

Total equity	163,682	214,504

Total liabilities and stockholders’ equity	$843,634	$742,530

HFF reports first quarter 2016 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration and the inherent value of servicing rights, which are non-cash income amounts and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports first quarter 2016 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three months ended March 31, 2016 and 2015:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended Mar. 31,
	2016	2015

Net income	$13,876	$9,409
Add:
Interest expense	13	11
Income tax expense	9,169	8,448
Depreciation and amortization	2,669	2,119
Stock-based compensation	2,839	2,250
Valuation of mortgage servicing rights	(3,850)	(3,312)
Increase (decrease) in payable under the tax receivable agreement	—	(1,091)

Adjusted EBITDA	$24,716	$17,834

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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